EXHIBIT 10.1

EMPLOYMENT AGREEMENT

          THIS IS AN AGREEMENT dated March 23rd, 2001, between CHOICEONE FINANCIAL SERVICES, INC., a Michigan Corporation, CHOICEONE BANK, a Michigan Banking Corporation (collectively the "Company"), and JAMES BOSSERD, an individual residing at Lowell, Michigan ("Employee").

                    THE PARTIES AGREE AS FOLLOWS:

          1.          Employment. Employee agrees to serve as President, Chief Executive Officer, and a member of the Board of Directors of ChoiceOne Bank and ChoiceOne Financial Services, Inc. Employee will have primary responsibility for the operation of the Company. Employee shall devote his full time, best efforts and skill to the affairs of the Company. Employee will have no outside interests, business or otherwise, which interfere or conflict with his duties under this Agreement. The Board of Directors of the Company may extend or curtail the precise duties of Employee from time-to-time.

          2.          Term. The employment under this Agreement shall commence on the date of the Agreement and continue until terminated by either party, with or without cause, on no less than fourteen (14) days notice (or, in the case of termination by the Company, fourteen (14) days pay in lieu of notice).

          3.          Compensation. During the employment under this Agreement, the Company shall compensate Employee as follows:

          (a)          Base Salary. The Company shall pay Employee a salary at a rate of One Hundred Thirty Thousand Dollars ($130,000.00) per year, less taxes and withholdings, payable in installments, in accordance with the customary practice of ChoiceOne Bank. The Company may review and adjust such salary from time-to-time as the Board of Directors of the Company may determine, in its sole discretion. In addition, Employee will be paid the regular Director's Fee for attending Board meetings, as applicable.

          (b)          Bonus. The Company may pay Employee a bonus as the Board of Directors of the Company determines from time-to-time, in its sole discretion. Employee also may be eligible to participate in a bonus plan(s) established by the Company from time-to-time. The total amount of combined bonus (discretionary bonuses plus any bonus from a plan) which Employee may receive with respect to any particular calendar year may not exceed 25% of his base salary.

          (c)          Signing Bonus. The Company will pay Employee a signing bonus of Ten Thousand Dollars ($10,000), less taxes and withholdings.

                    (d)          Compensation Based on Stock of Huntington Bankshares Incorporated. By accepting this employment, Employee will be forfeiting certain stock options he holds with his current employer, Huntington Bank. Accordingly, the Company agrees to purchase 10,000 shares of Huntington Bankshares Incorporated common stock. Employee may direct the Company to sell such stock at any time during the next three years (a direction to sell must be of all of the stock, unless otherwise agreed to by the Company). The Company will pay to Employee as a bonus 75% of the profits, if any, on the sale of such stock, after all costs associated with the purchase and sale of such stock. If Employee does not direct the Company to sell the stock at any time within the three-year period, the Company may dispose of the stock in its discretion without any payment to Employee.

          (e)          Termination Following Change in Control. In the event Employee is terminated without cause within one (1) year following a change in control of ChoiceOne Financial Services, Inc., Employee shall be paid a lump sum severance amount equal to one (1) year's base salary, less taxes and withholdings. For purposes of this subparagraph, "cause" means: (1) willful disobedience of reasonable directives of the Board of Directors, (2) conviction of a crime involving moral turpitude, (3) actions in competition with the Company or in aid of a competitor, (4) gross misconduct or gross neglect of duties, or (5) any other act by Employee that is inimical to and detrimentally affects the best interests of the Company.

          For purposes of this subparagraph, "change of control" means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 (the "Act"). Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Agreement; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing. Continuing Directors means the individuals constituting the Board as of the date this Agreement was executed and any subsequent directors, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation in opposition to any Continuing Director subject to Rule 14a-12(c) of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board. "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          4.          Fringe Benefits. During the employment under this Agreement, the Company shall provide Employee the following fringe benefits:

          (a)          Vacation. The Company shall provide Employee four (4) weeks paid vacation. Other than the length of vacation and personal time awarded, ChoiceOne Bank's Vacation/Personal Days Policy will apply to Employee.

          (b)          Health Coverage and Other Employee Benefits. The Company shall provide Employee with the same health coverage and other employee benefits (including 401(k) profit sharing) provided to other employees, under the same eligibility and participation guidelines.

          (c)          Automobile. The Company shall provide Employee an automobile allowance of Five Hundred Dollars ($500.00) per month.

          (d)          Relocation. Employee agrees that he will relocate his personal residence to within the boundaries of the Sparta, Michigan, School District within one hundred twenty (120) days after his daughter graduates from high school. The Company agrees that it will reimburse Employee for reasonable and necessary relocation expenses. In addition, the Company agrees it will reimburse Employee 50% of the actual real estate brokerage commission paid by Employee with respect to the sale of his current residence.

The terms, conditions and eligibility requirements of any insurance or other fringe benefits shall be governed by the provisions of that policy, plan or program.

          5.          Expenses. The Company agrees to reimburse Employee for reasonable and necessary travel and entertainment expenses, and any other reasonable expenses incurred by Employee in rendering services on behalf of or for the benefit of the Company. Employee agrees to submit to the Company appropriate documentation for the expenses.

          6.          Loyalty and Confidentiality. Employee shall be loyal to the Company and shall forever hold in strictest confidence and shall not use or disclose any information, process, formula, development or experimental work, trade secret, customer records, financial records, customer information, or other secret or confidential matter relating to the products, services, sales or business of the Company except as such disclosure or use may be required in connection with Employee's work for the Company.

          7.          Employee Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, Employee shall not solicit or approach any employee of the Company for the purpose of inducing such employee to terminate employment with the Company.

          8.          Return of Materials. Upon termination of employment, Employee shall deliver to the Company any and all materials relating to the Company's business including, without limitation, all customer records, keys, tools, business notes, credit cards, memoranda, specifications, financial records, customer information, devices, computers, computer data, and documents. Employee shall not retain any photocopies or other facsimiles of such materials.

          9.          Covenant Not to Compete. Employee agrees that the services he provides the Company are unique, special, and extraordinary with respect to the Company's business and that loss of those services to the Company would cause irreparable harm. Employee agrees, during the employment under this Agreement and for a period of one (1) year following termination of Employee's employment with the Company, that he will not directly or indirectly engage in any business of the same or similar nature to that carried on by the Company at any time during Employee's employment by the Company (or any business which the Company plans to enter), whether such engagement is as an officer, director, proprietor, employee, partner, investor, consultant, adviser, agent, sales representative, or other participant, within a 10-mile radius of any of the Company's offices (excluding the City of Grand Rapids and that area of Kent County south of 4-Mile Road). This paragraph shall not, however, prohibit Employee from owning stock in any publicly traded corporation so long as such ownership does not exceed five percent (5%) of the total value of the outstanding stock of such corporation.

                    To the extent the covenant not to compete set forth in this Agreement may be deemed unenforceable by a court of competent jurisdiction, the restrictions shall be modified in their application to a scope, geographical area, and duration that the court deems reasonable and enforceable.

          10.           Representations by Employee. Employee represents that he is not a party to any agreement or obligation which prohibits him from accepting work with the Company including, but not limited to, a non-competition agreement. Employee further represents that he will not bring with him or use in his employment with the Company any confidential or proprietary information of any other person or organization. In the event Employee breaches this provision, he agrees to defend and hold the Company harmless from all such claims and related costs, damages, and attorney fees.

          11.          Affiliates. The obligations of Employee under Sections 6 (Loyalty and Confidentiality), 7 (Employee Solicitation), 8 (Return of Materials), and 9 (Covenant Not to Compete), and the scope of such sections, shall extend to all entities owning, owned by, or under common ownership with the Company.

          12.          Remedies/Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in a hearing to be held in Kent County, Michigan, in accordance with the then existing rules of the American Arbitration

Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Nothing in this paragraph shall limit the right of the Company to seek injunctive relief in the event Employee shall breach the provisions of this Agreement pertaining to Loyalty and Confidentiality, Return of Materials or the Covenant not to Compete.

          13.          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any interest in payments due under this Agreement may be assigned by Employee.

          14.          General. This Agreement contains the entire understanding of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral agreements. Employee understands and agrees that no officer or agent of the Company has any authority to make any amendment to this Agreement, or to agree to any additional or different term or condition of employment except by agreement in writing, signed by Employee and an officer of the Company, with written approval of the Board of Directors. The invalidity of any provision or term of this Agreement shall not affect the validity of any other provision or term. This Agreement shall be governed by and construed in accordance with the laws of Michigan, without regard to conflict of laws principles.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

By:	/s/ Jon E. Pike	By:	/s/ Jon E. Pike
	Jon E. Pike Its Chairman		Jon E. Pike Its Chairman
CHOICEONE FINANCIAL SERVICES, INC.		CHOICEONE BANK
	"Company"		"Company"

/s/ James Bosserd
James Bosserd
"Employee"

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